News Release
Euronet Worldwide

      Corporate             For Immediate Release             Date: Dec. 9, 2004
    Headquarters

  4601 College Boulevard    Media Contact:      Misti Garffie   1-913-327-4257
        Suite 300                               mgarffie@euronetworldwide.com
Leawood, Kansas, 66211 USA  Investor Relations: IR Dept         1-913-327-4200
      1-913-327- 4200                           investor@euronetworldwide.com

            Euronet Worldwide Confirms Quarterly Earnings Guidance

LEAWOOD, KANSAS-Dec. 9, 2004-Euronet Worldwide, Inc. (Nasdaq: EEFT), a leading electronic payments provider, announced today that its earnings guidance for the fourth quarter of 2004 would not be affected by the proposed issuance of $100 million of convertible bonds announced earlier today. Consistent with its October 26, 2004 press release, Euronet confirmed that it expects earnings per share to be approximately $0.18 for the fourth quarter of 2004, which is $0.02 more than the third quarter of 2004. This increase does not take into consideration the effects of foreign exchange gains or losses, discontinued operations, losses on the early retirement of debt, and other non-operating or unusual items, as Euronet cannot reasonably project the amount of these items. A copy of that press release was attached as Exhibit 99.1 to Euronet's Current Report on Form 8-K furnished, not filed, by Euronet to the Securities and Exchange Commission on October 27, 2004.

About Euronet

Euronet is an industry leader in processing secure electronic financial transactions. The company offers outsourcing and consulting services, integrated EFT software, network gateways, and electronic prepaid top-up services to financial institutions, mobile operators and retailers. Euronet operates and services the largest pan-European group of ATMs and operates the largest India shares ATM network. Euronet is also the largest provider of prepaid processing, or top-up services, for prepaid mobile airtime. The company has processing centers located in the U.S., Europe and Asia, and processes electronic top-up transactions at more than 168,000 point-of-sale terminals across more than 79,000 retailers in Europe, Asia Pacific and the U.S. With corporate headquarters in Leawood, Kansas, USA, and 18 worldwide offices, Euronet serves clients in more than 65 countries. Visit the company's web site at www.euronetworldwide.com.

Forward-Looking Statements

Any statements contained in this news release, which concern the company's or management's intentions, expectations or predictions of future performance are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the company's products and services, foreign exchange fluctuations, and changes in laws and regulations affecting the company's business. These risks and other risks are described in the company's periodic filings with the Securities and Exchange Commission, including but not limited to Euronet's Form 10-Qs for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004, and its Form 10-K for the period ended December 31, 2003. Copies of these filings may be obtained by contacting Euronet or the Commission.

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